Exhibit 99.1 FOR IMMEDIATE RELEASE

Green Plains Announces Retirement of Board Chairman

OMAHA, Neb., March 29, 2023, (BUSINESS WIRE) - Green Plains Inc. (NASDAQ: GPRE) today announced that Wayne Hoovestol, long-time Chairman of its Board of Directors (the “Board”) will retire at the end of his current term at the Annual Meeting of Shareholders, May 9. Hoovestol has served as a director on the Board since 2006 and Chairman since 2008. With Hoovestol’s retirement, the Board will be reduced from nine to eight directors, completing the board refreshment initiative announced in 2021, and will elect a new Chairperson following the Annual Meeting.

“Wayne has been an incredible champion for Green Plains and our stakeholders for the past 17 years; his insightful, thoughtful and steady leadership of the Board has been invaluable to Green Plains, especially as we transform the company,” said Todd Becker, President and CEO. “On behalf of the Board and all of our employees, we want to thank him for his years of dedicated service to the Board of Directors and the company. It has been an honor to work with Wayne since 2008 and I also want to personally thank him for his unwavering partnership and support.”

“Serving Green Plains as Board Chairman has been the honor, as well as the experience, of a lifetime,” said Hoovestol. “A special thanks to Green Plains executives and my fellow Board members, past and present, for the meaningful collaboration and shared commitment to the company’s success. I am excited for the future of Green Plains, as it is well-positioned to continue executing on its transformation under outstanding leadership.”

Hoovestol served as Green Plains’ Chief Operating Officer from January 2007 to February 2007, CEO from February 2007 to December 2008 and Chief Strategy Officer from March 2009 to November 2009. In 1978, he founded Hoovestol Inc., a trucking company that now operates as 10 Roads Express.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.8% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.
Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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